Exhibit 11

          Fully Diluted Earnings Per Common Share and Fully Diluted Average Common Shares Outstanding

               The following information is a supplement to the Consolidated Statement of Income for the three years ended December 31, 1993, (page 58) of the 1993 Annual Report to Shareholders.

               For fully diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant's convertible preferred stock.
          Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and any resulting tax effect, if applicable. This adjusted net income is divided by the weighted average number of common shares outstanding for each period plus amounts representing the dilutive effect of stock options and warrants outstanding and the dilution resulting from the conversion of the registrant's convertible preferred stock, if applicable. The effect of warrants and convertible preferred stock is excluded from the computation of fully diluted earnings per share in periods in which their effect would be antidilutive.

               Fully diluted earnings per common share was determined as follows (shares in thousands, dollars in millions except per-share information):

                                                                                                Year Ended December 31
                                                                              1993                1992                   1991


Average common shares                                                     257,969,388          243,748,481            226,304,751
outstanding............................................................

Dilutive effect of
    Convertible preferred                                                  2,453,054            2,473,017                      0
    stock..............................................................

    Stock                                                                  2,031,014            2,297,056              1,898,032
    options............................................................

    Warrants...........................................................            0                    0                161,958


Total fully dilutive                                                     262,453,456          248,518,554            228,364,741
shares.................................................................


Income available to common shareholders before effect
    of change in method of accounting for income                       $    1,290,888     $     1,120,746        $       171,075
    taxes..............................................................

Interest expense and accretion of discount related to
    convertible debt, net of income                                                 0                    0                    191
    tax....................................................

Tax effect of assumed conversion of ESOP preferred                                  0               (5,726)                     0
stock..................................................................

Preferred dividends paid on dilutive convertible
    preferred                                                                  10,284                9,461                      0
    stock..............................................................

Income available to common shareholders adjusted for

    full dilution and before effect of change in method
    of accounting for income                                                1,301,172            1,124,481                171,266
    taxes..............................................................

Effect of change in method of accounting for income                           200,258                    0                      0
taxes..................................................................

Total net income available for common shareholders
    adjusted for full                                                  $    1,501,430      $     1,124,481        $       171,266
    dilution...........................................................

Fully diluted earnings per common share before effect
    of change in method of accounting for income                       $         4.95      $          4.52        $          0.75
    taxes..............................................................

Fully diluted earnings per common                                      $         5.72      $          4.52        $          0.75
share..................................................................